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                                                                  Exhibit 99.1

NATIONAL CITY                                        NATIONAL CITY CORPORATION
Corporation                                          Post Office Box 5756
                                                     Cleveland, OH 44101-0756


                                                     NEWS RELEASE

FOR MORE INFORMATION CONTACT:


                        Janis E. Lyons
                        Vice President, Investor Relations
                        (216) 575-3329

                        Julie I. Sabroff
                        Assistant Vice President, Investor Relations
                        (216) 575-2467

                        FOR IMMEDIATE RELEASE

           NATIONAL CITY CORPORATION INCREASES COMMON STOCK DIVIDEND;
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                  REAFFIRMS POSITIVE OUTLOOK FOR 1996 EARNINGS
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     CLEVELAND, OH -- July 1, 1996 -- National City Corporation (NYSE:NCC) today announced an increase in the quarterly cash dividend on its common stock. It is the second time the dividend has been raised in 1996.

     The new quarterly dividend of $.375 per share, up from $.36 per share previously, will be payable August 1, 1996 to stockholders of record on July 12, 1996. The new dividend indicates an annual rate of $1.50 per share, up from $1.44 previously and 15.4% higher than the $1.30 per share paid in 1995.

     "It appears we are on track to exceed analysts' 1996 estimates by about five cents per share," said David A. Daberko, National City chairman and chief executive officer. "This means that we should also do better than the consensus forecast for National City as it stood prior to the Integra merger announcement."


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     The consensus estimate of National City's 1996 earnings as reported by
FIRST CALL on June 25 was $3.19 per share fully diluted and prior to the Integra announcement was $3.23 per share. National City completed the acquisition of Pittsburgh-based Integra Financial Corporation on May 3, 1996.

     "The dividend increase reflects National City's positive earnings trend and outlook," said Daberko. "Credit quality is sound, and both revenues and expenses are tracking with our business plan."

     Daberko said he expects the second quarter acquisition of Integra Financial Corporation to be accretive to earnings per share by the end of the year. He further stated, "The second quarter results will include one-time, merger-related charges consistent with original projections. These will be fully offset by one-time gains from venture capital and equity security investments. With the merger integration complete, we are totally focused on realizing opportunities in the western Pennsylvania market. Cost savings and revenue growth are equal to or ahead of planned levels."

     Daberko added: "In two weeks we will announce National City's second quarter results, which will include Integra for the first time. Earnings should be up one or two cents from the $.79 per share reported in the first quarter, the eleventh consecutive quarterly increase in originally reported earnings per share."

     The projected earnings for the second quarter and 1996 fiscal year are forward-looking statements. National City's actual performance and operating and financial results may differ from the projections as a result of a variety of factors, including but not limited to changes in the economy, competition, and the execution of internal business plans.

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     National City Corporation is a $50 billion diversified financial services company based in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Kentucky, Indiana and western Pennsylvania.

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